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                                                                   EXHIBIT 10.27

                CONSULTING/MARKETING SERVICES AGREEMENT
                        Agreement No. _________

     THIS AGREEMENT is made and entered into as of the 1st day of September, 1997 by and between Roy F. Weston, Inc. ("Weston" or the "Company"), a Pennsylvania corporation having its principal offices at 1 Weston Way, West Chester, Pennsylvania 19380 and Armitage Associates L.C. ("AALC") whose principal address is 1550 Wilson Blvd., Suite 725, Arlington, VA 22209.

     WHEREAS, Weston is in the business of providing environmental engineering and consulting services to private industry and governmental clients; and

     WHEREAS, AALC is in the business of providing consulting and marketing services to business organizations with respect to international marketing, international operations and international strategic planning and is, by reason of its knowledge, education and expertise in those subjects, capable of performing the services described herein; and

     WHEREAS, Weston desires, and AALC has agreed, that AALC provide certain services as set forth hereinafter to the Company.

     NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

     ARTICLE I.  SCOPE OF CONSULTING SERVICES.
     1. THE SERVICES. Subject to the terms and conditions of this Agreement, AALC shall provide strategic, operational and marketing advice and assistance to the international operations of Weston and its subsidiaries. Such advice and assistance shall include strategic focus consultation and business development activities designed to foster the growth of Weston's international business. These services are referred to in this Agreement as the "Services".

     2. AUTHORIZED WESTON REPRESENTATIVE. In performing the Services, AALC shall report to the President of Weston International Holdings, Inc. (the "Weston Representative") or such other person as Weston shall designate. All Services performed


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by AALC shall be at the direction of the Weston Representative, who will be responsible for tasking and approving all activities undertaken by AALC on Weston's behalf. AALC shall prepare such written reports and documentation relating to the Services as may be requested by the Weston Representative.

     3. AUTHORIZED AALC REPRESENTATIVE. Richard A. Nelson, or such other person as AALC may designate, shall serve as the authorized representative of AALC in connection with this Agreement.

     ARTICLE II. TERM; TERMINATION.
     The initial term ("Initial Term") of this Agreement shall be for a twelve
(12) month period commencing September 1, 1997 and ending August 31, 1998, provided, however, that either party may terminate this agreement, for any reason, upon 30 days prior written notice to the other party. In the absence of such termination, the term of this Agreement may be extended for successive month-to-month periods after August 31, 1998, upon the mutual agreement of the parties. Each monthly extension of the term shall be evidenced by a writing
executed by the parties.   In the event of termination, AALC shall be paid for
any services rendered before termination, percentage compensation earned and approved expenses incurred before the termination. The provisions of Articles V, VI, VIII and XIII shall survive the expiration or any termination of this Agreement.

     ARTICLE III. COMPENSATION.
     1. FEES. Weston shall pay AALC, upon submission of a monthly invoice, fees for services in accordance with the attached "Fee Schedule and Account Data," which is an organic part of this Agreement. This fee schedule represents a reduced hourly and daily rate for services from AALC's normal schedule of fees. Both parties will attempt to keep the 12 month cost of services at no more than $40,000.00 per annum, which annual amount will not be exceeded without the prior written approval of the Weston Representative. Quarterly reviews of the service compensation levels and performance of AALC will be conducted by the Weston Representative.

     2. PERCENTAGE COMPENSATION. Weston further agrees to compensate AALC a percentage of the "receipted net revenue", as defined below, from projects generated for Weston through the efforts of AALC ("percentage compensation"), calculated annually for a period of 5 years from the initial contract date, including renewals or extensions which occur within that 5 year period, in accordance with the following schedule:



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
                    Receipted Annual Net Revenue  Percentage
                    ----------------------------  ----------

                    $0-$999,999.00                5%

                    $1 million-$5 million         4%

                    Above $5 million              3%


     AALC agrees to reduce the percentage compensation to be paid by Weston by the amount of the total fees paid by Weston under Article III (1) above for that same annual period. As used in this Agreement, "receipted net revenue" shall mean net revenues recorded by Weston during a calendar year and billed and collected by Weston within 120 days of the end of such calendar year.

     3.  EXPENSES.   All local expenses, to include local travel incurred in
the performance of its services, will be borne by AALC. Travel outside the greater Washington D.C. metropolitan area (for purposes of this Agreement, travel to and from West Chester, PA only will be considered local travel) will be reimbursed by Weston in accordance with the attached "Fee Schedule and Account Data." Prior notification of Weston and approval by Weston are required for any expenses which will be reimbursed by Weston. Such expenses will be billed on the monthly invoice.

     ARTICLE IV.  INVOICING AND PAYMENT.
     1. INVOICES. AALC shall submit invoices for completed services in a form acceptable to Weston within ten (10) days following the end of each month in which AALC provides the Services. Invoices shall include the following detail:

     a. This Agreement number, AALC's name, dates of service, and number of hours worked each day.
     b. A detailed list of expenses in a format reasonably acceptable to Weston, together with copies of original documentation of such expenses.


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     Original invoices shall be submitted, together with one copy, to the
Weston Representative who shall approve such invoice upon reasonable satisfaction that the Services have been satisfactorily performed.

     2. PAYMENT. Payment shall be issued to AALC within 30 days after receipt and approval of each invoice. Weston shall have no obligation to reimburse AALC for any expenses incurred, or any services performed, in violation of any law, Weston Business Ethics Policy or in contravention of this Agreement.

     ARTICLE V.  WORK PRODUCT.
     1. OWNERSHIP OF WORK PRODUCT. All information, including, but not limited to, all designs, processes, manuals, reports, computer data and related information, first produced by AALC for Weston in performing the Services shall be the sole property of Weston. All such information shall be considered proprietary information and shall be retained and used solely in accordance with the provisions of this Agreement. To the extent any such information comprises work susceptible to protection under applicable copyright laws, AALC agrees that such work shall be deemed "work made for hire" hereunder. In the event that such work is determined not to be "work made for hire," this Agreement shall operate as an irrevocable assignment by AALC to Weston of the copyright in the work, including all right, title and interest therein, in perpetuity.

     2. INVENTIONS AND PATENTS. All inventions, improvements and discoveries, whether patentable or not, first conceived, developed or reduced to practice by AALC, either alone or with others, in the course of the performance of the Services, or as a consequence of AALC's receipt of information hereunder, shall be the sole property of Weston. All such inventions, improvements and discoveries shall be promptly disclosed to Weston in writing. At Weston's request and expense, AALC agrees to (i) assist Weston in making application for patents on such inventions, improvement and discoveries in the United States and any foreign countries (ii) assign all such applications to Weston or its designee without further charges, (iii) assist Weston in the prosecution of any patent applications and the enforcement of any resulting patents and (iv) execute any and all documents necessary for the accomplishment of the foregoing.



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     ARTICLE VI. CONFIDENTIALITY.
     1. PROPRIETARY INFORMATION. All information received by AALC in the course of performing the Services, other than information publicly available or publicly disclosed shall be deemed "Proprietary Information." AALC shall receive and retain all Proprietary Information in confidence and shall not disclose such information to any person without the express written authorization of Weston; provided, however, that AALC may disclose such information to experts, retained by AALC in connection with performance of the Services, who have agreed in writing to abide by the provisions of Article VI of this Agreement. AALC shall use Proprietary Information solely for the purpose of performing its obligations hereunder and for no other purpose. Upon termination of this Agreement, AALC shall promptly return all Proprietary Information to Weston, and will, if requested by Weston, execute a certificate warranting that all Proprietary Information has been returned to Weston in accordance with this Agreement.

     2. NON-SOLICITATION OF EMPLOYEES. AALC shall not, directly or indirectly, from the date of this Agreement until two (2) years after termination of this Agreement, solicit, hire or otherwise induce any Weston employee to leave the employment of Weston; nor shall AALC induce any Weston employee to become an employee of, or otherwise become associated with, any company or business other than Weston, without the written approval of Weston. This paragraph shall apply to inducement, hiring or solicitation of any Weston employee regardless of position.

     3. NON-SOLICITATION OF CLIENTS.   AALC will not, directly or indirectly,
from the date of this Agreement until two (2) years after termination of this Agreement, solicit the trade or patronage, in competition with Weston, of any Weston clients or of any prospective clients with whom Weston has pending proposals. This restriction shall only apply to clients or prospective clients with whom AALC had direct or indirect contact during the pendency of this Agreement.

     ARTICLE VII.  CONFLICTS OF INTEREST
     1. REPRESENTATION CONCERNING CONFLICTS. AALC hereby warrants and represents that to the best of its knowledge and belief there are no relevant facts or circumstances which could give rise to an actual or potential conflict of interest under this Agreement, and that AALC has disclosed to Weston all information having any relevance to an actual or potential conflict of
interest.   AALC will not enter into any arrangements with any other


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person or entity for purposes that directly conflict with AALC's undertakings on behalf of Weston. Ambassador Richard Armitage's interest in AALC has been disclosed to Weston's Board of Directors, the disinterested members of which have approved Weston's engagement of AALC under this Agreement.

     2. DISCLOSURE. AALC agrees that if an actual or potential conflict of interest is discovered after execution of this Agreement, AALC will make full disclosure to Weston in writing. This disclosure shall include a description of actions which AALC has taken or proposes to take to avoid, mitigate or neutralize the actual or potential conflict, and all actions taken for such purposes shall be in consultation with Weston.

     3. COMMUNICATIONS WITH GOVERNMENTAL OFFICIALS.   In performing the
Services, AALC will not engage in any lobbying activities with the United States Government, or conduct activities that would require it to register in the United States as an agent of any foreign principal. In performing the Services, AALC shall not communicate with any officer, representative, employee, elected official or agency of the government of any country or any subdivision thereof on behalf of Weston without having first obtained the written consent of the Weston Representative.

     4. GOVERNMENT EMPLOYMENT. If AALC or any person performing work for AALC hereunder has been a United States government employee within the past three
(3) years, AALC agrees to furnish Weston all relevant information regarding any potential conflict of interest.

     ARTICLE VIII. RECORDS RETENTION.
     AALC shall retain all records documenting amounts invoiced to Weston under this Agreement in legible form for a period of five (5) years from date of final payment hereunder. AALC agrees that all transactions in connection with Weston business shall be accurately reflected in its books and records. AALC authorizes Weston to inspect and audit these records during business hours upon prior notice to AALC. Except for documentation of amounts invoiced to Weston described above, upon the termination or expiration of this Agreement, AALC shall immediately deliver to Weston all documents relating in any way to the performance of the Services.

     ARTICLE IX. TAXES.


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AALC shall have sole responsibility for payment of all Federal, state (unless it provides Weston with a Non-taxable Transaction Certificate), local and other sales, use, income and all employment and other taxes applicable to the fees paid to AALC hereunder. AALC agrees to indemnify and hold Weston harmless from and against any and all claims and liability relating to such taxes.

ARTICLE X.  INDEPENDENT CONTRACTOR.

     For all purposes in performing its services, AALC shall be deemed to be an independent contractor and as such, employees of AALC who perform the Services shall not be entitled to any benefits applicable to the employees of Weston. AALC declares that it is engaged in an independent business, that similar services are provided for other clients from time to time, and Weston is not AALC's sole and only client. AALC's authority to bind or speak for Weston shall be limited by Weston's By-Laws and applicable law, and further limited and defined by the authority granted by the Authorized Weston Representative and the Board of Directors from time to time.

ARTICLE XI.  INSURANCE.

     AALC shall maintain insurance at its own expense for services performed hereunder. Such insurance shall include, but not be limited to, Comprehensive General Liability ($300,000 Minimum), Professional Liability - Errors and Omissions ($300,000) and Automobile Liability (Bodily Injury and Property Damage/$300,000 Minimum each). Certificates of insurance shall be provided to Weston promptly upon request.

ARTICLE XII.  WARRANTY.

     AALC warrants and represents that: (a) it possesses the expertise, capability, equipment and personnel to properly and professionally perform the services; (b) to the extent it is required to do so, it is properly and legally licensed to perform the services; (c) it shall at all times in the performance of such services comply with all applicable laws, ordinances and regulations;
(d) it shall perform all services in a good, professional, efficient and non-negligent manner; and (e) it does not, as of the date of this Agreement, and during the period of performance under this Agreement, shall not represent any competitor of Weston without first fully disclosing to Weston in writing the scope of work and the name of such competitor and obtaining Weston's written consent in advance of such representation.




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     ARTICLE XIII. INDEMNIFICATION.
     AALC agrees to indemnify and hold harmless Weston, its officers, directors, agents and employees for any loss, including reasonable and actual attorney's fees, costs or damages that Weston may incur as a result of the negligent acts or omissions of the AALC or the AALC's employees or agents.

     Neither party shall be liable to the other for incidental, indirect or consequential damages, except where such damages arise out of the gross negligence or willful misconduct of the other party.

     ARTICLE XIV.  ASSIGNMENT.
     This Agreement may not be assigned by AALC, either in whole or in part, without the prior written consent of Weston. Any attempted or purported assignment shall be null and void and without force and effect.

     ARTICLE XV.  DISPUTES.
     In the event that a dispute should arise between the parties concerning fees or payments, services performed or any other alleged breach of this Agreement by either party, all aspects of such dispute shall be submitted to binding arbitration in the Commonwealth of Virginia by a single arbitrator in accordance with the rules of the American Arbitration Association.

     ARTICLE XVI.  SEVERABILITY.
     Any provision or part of this Agreement held to be void or unenforceable under any law or by any court shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon the parties. The parties or the Arbitrator may reform or replace such stricken provision or part thereof with a valid and enforceable provision which expresses the intent of the stricken provision.

     ARTICLE XVII.  GOVERNING LAW.
     All matters arising under and relating to the application and interpretation of this Agreement and to the relationship of AALC and Weston will be governed by the laws of the Commonwealth of Virginia, notwithstanding its choice of law rules.



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ARTICLE XVIII.  ENTIRE AGREEMENT.  This Agreement constitutes the sole and exclusive agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties. This Agreement may be modified, altered or amended only by a writing signed by the Authorized Representative of each party.

     IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Agreement to be executed by their duly authorized representatives.


ARMITAGE                                 ROY F. WESTON, INC.
ASSOCIATES L.C.

BY:       /s/                             BY:        /s/
   ---------------------------                ---------------------------


NAME: Richard A. Nelson                  NAME:  William L. Robertson


TITLE: Partner                           TITLE: President




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                     FEE SCHEDULE AND ACCOUNT DATA


     For purposes of the Agreement with Roy F. Weston, Inc. only, Armitage Associates rates are as follows:

     Hourly rates:

     ** Partners/Senior Associates/Associates $125 (plus expenses)

     Daily rates:

     ** Partners/Senior Associates/Associates $900 (plus expenses)

     Travel/activities outside of the Washington, D.C. metropolitan area:

     ** Travel, whether accompanying a client or unaccompanied, is billed at the hourly or daily rate (whichever is less) if work is performed on behalf of the client enroute.

     ** For assignments involving lodging outside of the Washington, D.C. area, the client will provide for round-trip business-class travel and expenses as well as work charges at the discounted daily rate. Expenses (hotel, meals, laundry, gratuities, telephone, cable, facsimile, hotel business facilities, taxi, rental cars, parking, express delivery postage, etc.), if incurred in pursuit of the client's interests, are fully reimbursable. If anticipated travel costs are substantial a partial advance may be requested.

     Payments to Armitage Associates L.C. should be made directly or transferred as follows:

     ** NationsBank of Virginia, N.A., 1700 North Moore Street, Arlington,
        Virginia 22209
     ** The bank's routing (ABA) number is 056007387
     ** The account is under the name Armitage Associates L.C.
     ** The account number is 11579274




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